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                                                                    EXHIBIT 12.1


                                  AMERICREDIT CORP.
                          STATEMENT RE COMPUTATION OF RATIOS
                                (dollars in thousands)


                                            Years Ended June 30,
                                    -----------------------------------
                                      1997          1996         1995
                                    -------       -------       -------
COMPUTATION OF EARNINGS:

Income before
  income taxes                      $62,925       $34,256       $10,018
Interest expense (none
  capitalized)                       16,312        13,129         4,015
                                    -------       -------       -------
                                    $79,237       $47,385       $14,033
                                    -------       -------       -------
                                    -------       -------       -------

COMPUTATION OF FIXED CHARGES:


Interest expenses                   $16,312       $13,129       $ 4,015
                                    -------       -------       -------

Total fixed charges                 $16,312       $13,129       $ 4,015
                                    -------       -------       -------
                                    -------       -------       -------

RATIO OF EARNINGS TO
  FIXED CHARGES                        4.9x          3.6x          3.5x
                                    -------       -------       -------
                                    -------       -------       -------






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